EXHIBIT 99.2

September 13, 2004

Additional Disclosures to Support Presentations at Bear Stearns 17th Annual Healthcare Conference

During a presentation at the Bear Stearns 17th annual healthcare conference on September 13, 2004, Valeant Pharmaceuticals International (the “Company”) presented certain non-GAAP financial information for the purpose of explaining in greater detail the historical operations of the Company. Pursuant to Regulation G, below are the reconciliations of such non-GAAP information to GAAP information.

Table 1 — Valeant Pharmaceuticals International

Reconciliation of Adjusted Operating Income and Operating Metrics, Excluding IPR&D, Sales Force

Reduction Costs and Restructuring Costs to Operating Income and Operating Metrics, as measured under GAAP

For the Six Months Ended June 30, 2004
(In millions)

		Non-GAAP
	GAAP	Adjustments		Adjusted

Product sales	$280	$—		$280
Royalties	48	—		48
Total revenues	328	—		328
Cost of goods sold	93	—		93
Selling expenses	101	(3	)(a)	98
General and administrative expenses	49	(1	)(a)	48
Research and development costs	39	—		39
Acquired in-process research and development	12	(12	)(b)	—
Restructuring charges	20	(20	)(c)	—
Amortization expense	27	—		27
Total expenses	341	(36)		305
Income (loss) from operations	$(13)	$36		$23
Operating metrics as a percentage of product sales
Cost of goods sold	33%			33%
Selling expenses	36%			35%
General and administrative expenses	18%			17%
Research and development costs	14%			14%
Amortization expense	10%			10%

(a)	Sales force reduction costs.

(b)	In-process research and development (“IPR&D”) charge related to the acquisition of Amarin.

(c)	Restructuring charges are primarily related to our manufacturing rationalization plan and include impairment charges on manufacturing sites and severance charges.

We use certain non-GAAP financial measures, including adjusted income (loss) from continuing operations, which exclude IPR&D, sales force reductions costs and restructuring costs. We exclude these items in assessing financial performance, primarily due to their non-operational nature or because they are outside of our normal operations. The non-GAAP financial measures should not be considered as an alternative to, or more meaningful than the GAAP financial measures.

Table 2 — Valeant Pharmaceuticals International

Reconciliation of Effective Tax Rate Excluding IPR&D to Effective Tax Rate, as measured under GAAP

For the Twelve Months Ended December 31, 2003
(In millions)

		Non-GAAP
	GAAP	Adjustments	Adjusted

Income (loss) from continuing operations before provision for income taxes and minority interest	$(14)	$118 (a)	$104
Provision for income taxes	39	—	39
Effective tax rate	-287%	0%	38%

(a)	In-process research and development related to the acquisition of Ribapharm.

Table 3 — Valeant Pharmaceuticals International

Reconciliation of Total Global Product Sales to Total Product Sales

For the Twelve Months Ended December 31, 2002 and 2003
(In millions)

	2002	2003	Inc/(Dec)

Total global product sales (1)	$87	$111	28%
Total other product sales	380	407	7%
Total product sales	$467	$518	11%

(1)	Global products represent those products with targeted centralized promotional strategy.

Table 4 — Valeant Pharmaceuticals International

Reconciliation of Total Global Product Sales to Total Product Sales

For the Six Months Ended June 30, 2003 and 2004
(In millions)

	2003	2004	Inc/(Dec)

Total global product sales (1)	$48	$64	35%
Total other product sales	194	216	11%
Total product sales	$242	$280	16%

(1)	Global products represent those products with targeted centralized promotional strategy.